March 2011 Pricing Sheet dated March 18, 2011 relating to Free Writing Prospectus dated March 16, 2011 Registration Statement No. 333-158385 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS Opportunities in International Equities

PLUS Based on the Value of a Weighted Basket Composed of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund due April 23, 2012
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – March 17, 2011
Issuer:	HSBC USA Inc.
Maturity date:	April 23, 2012, subject to adjustment as described under the caption “Valuation Date and Maturity Date” in the accompanying free writing prospectus dated March 16, 2011
Basket:	The underlying basket is weighted and composed of two indices and one index fund (each, a “basket component”), as set forth in the table below.
Basket component	Bloomberg ticket symbol	Component weighting	Initial component value
S&P 500® Index (“SPX”)	SPX	60.00%	1,278.00
Russell 2000® Index (“RTY”)	RTY	20.00%	792.10
iShares® MSCI EAFE Index Fund (“EFA”)	EFA	20.00%	$57.43
Aggregate principal amount:	$12,313,600
Payment at maturity:
    •  If the final value is greater than the initial value:
          $10 + the leveraged upside payment
            In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the final value is less than or equal to the initial value:
       $10 x the basket performance factor
       This amount will be less than or equal to the stated principal amount of $10.

Leveraged upside payment:	$10 x leverage factor x basket percent increase
Leverage factor:	300%
Basket percent increase:	(final value – initial value) / initial value
Initial value:	100
Final value:	The closing value on the valuation date
Closing value:
On any scheduled trading day, the closing value of the basket will be calculated as follows:
100 × [1 + (sum of the basket component return multiplied by the respective component weighting for each basket component)]
Each of the basket component returns set forth in the formula above refers to the return for the basket component, which reflects the performance of the basket component, expressed as the percentage change from the initial component value of that basket component to the final component value of that basket component.

Initial component value:
With respect to the SPX, 1,278.00, with respect to the RTY, 792.10, and with respect to the EFA, $57.43, in each case representing the intra-day value of such basket component as set forth under “Initial component value” above, and as determined by the calculation agent on the pricing date.

Final component value:	With respect to each basket component, the component closing value of the respective basket component on the valuation date.
Component closing value:
With respect to each basket component, the component closing value on any scheduled trading day will be determined by the calculation agent based upon the closing level of such index or closing price of such index fund, as applicable, displayed on the relevant Bloomberg Professional® service page (with respect to the SPX, “SPX <INDEX>”, with respect to the RTY, “RTY <INDEX>” and with respect to the EFA, “EFA UP <EQUITY>”) and with respect to the EFA, adjusted by the calculation agent as described under “Additional Terms of the Notes—Antidilution and Reorganization Adjustments” in the accompanying underlying supplement no. 4 or, for each basket component, any successor page on Bloomberg Professional® service or any successor service, as applicable.

Valuation date:	April 18, 2012, subject to adjustment as described under the caption “Valuation Date and Maturity Date” in the accompanying free writing prospectus dated March 16, 2011
Basket performance factor:	final value / initial value
Maximum payment at maturity:	$11.70 per PLUS (117% of the stated principal amount)
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS (see “Commissions and Issue Price” below)
Pricing date:	March 17, 2011
Original issue date:	March 22, 2011 (3 business days after the pricing date)
CUSIP:	40433C601
ISIN:	US40433C6012
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	HSBC Securities (USA) Inc., an affiliate of HSBC. See “Supplemental plan of distribution (conflicts of interest)” in the accompanying free writing prospectus dated March 16, 2011.
Commissions and Issue Price:	Price to Public	Fees and Commissions(1)	Proceeds to Issuer

March 2011	Page 1

PLUS Based on the Value of a Weighted Basket Composed of the S&P 500® Index, the Russell 2000® Index and the iShares® MSCI EAFE Index Fund due April 23, 2012
Buffered Performance Leveraged Upside SecuritiesSM

Per PLUS	$10	$0.1875	$9.8125
Total	$12,313,600	$230,880	$12,082,720

(1)
HSBC Securities (USA) Inc., acting as agent for HSBC, will receive a fee of $0.1875 per $10 stated principal amount and will pay the entire fee to Morgan Stanley Smith Barney LLC as a fixed sales commission of $0.1875 for each PLUS they sell.  See “Supplemental plan of distribution (conflicts of interest).”

You should read this document together with the free writing prospectus describing the offering and the related underlying supplement no. 3, underlying supplement no. 4, product supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.
The free writing prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000114420411015272/v214643_fwp.htm
The underlying supplement no. 3 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055205/v198039_424b2.htm
The underlying supplement no. 4 at: http://www.sec.gov/Archives/edgar/data/83246/000114420410055207/v199610_424b2.htm
The product supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019791/v145840_424b2.htm
The prospectus supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm
The prospectus at: http://www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

The PLUS are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction, and involve investment risks including possible loss of the stated principal amount invested due to the credit risk of HSBC.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement, a product supplement, underlying supplement no. 3 and underlying supplement no. 4) with the SEC for the offering to which this document relates.  Before you invest, you should read the prospectus, prospectus supplement, product supplement, underlying supplement no. 3 and underlying supplement no. 4 in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov.  Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement no. 3 and underlying supplement no. 4 if you request them by calling toll-free 1-866-811-8049.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are service marks of Morgan Stanley.

March 2011	Page 2